Exhibit 10.4

Loan Agreement Certificate (Equal Principal Repayment; for Tibor)

October 31, 2022

To: The Tokyo Star Bank, Limited

Debtor:	8-17-1 Nishi-shinjuku Shinjuku-ku, Tokyo 160-6134 GATES Inc. Yuji Sekino, Representative Director

Co-guarantor:	8-17-1 Nishi-shinjuku Shinjuku-ku, Tokyo 160-6134 GATES GROUP Inc. Yuji Sekino, Representative Director

Co-guarantor:	8-17-1 Nishi-shinjuku Shinjuku-ku, Tokyo 160-6134 GATES enterprise Inc. Yuji Sekino, Representative Director

Co-guarantor:	1-12-5 Mukogaoka Bunkyo-ku, Tokyo Yuji Sekino Date of Birth: December 14, 1985

Article 1 (Monetary Loan)

In addition to the provisions of the Banking Transaction Agreement concluded separately with the Bank, the debtor has borrowed money from the Bank as follows upon approval of the following agreement. The Bank shall have no obligation to lend money under this Agreement, and the Agreement shall become effective upon the actual delivery of money from the Bank.

(1)	Borrowing Terms

Loan amount	300,000,000 yen

Purpose of use	01 Working capital

Final repayment date	October 31, 2025

Loan receiving method	By payment to the designated deposit account set forth in Item 2 of this Article

Repayment method	15,000,000 yen in every three (3) months from January 2023

(11 times)

Payment on due date	Repayment of 135,000,000 yen in full on the final repayment date

Interest payment	Starting from January 31, 2023, as the first payment, subsequent payments will be made in arrears on the last day of every three months.

Handling of holidays	If the principal and interest payment date falls on a holiday, the preceding business day shall be the principal and interest payment date.

(2) Account for repayment of principal and interest.

Repayment of principal and interest (including interest payment during the grace period) may be made by automatic withdrawal from the following account in the name of the Debtor, regardless of the deposit provisions, regardless of the refund request form.

Branch name	Head office sales

Account type	Ordinary account

Account number	7801942

(3) Applicable interest rate

(a)	The applicable interest rate for the initial and subsequent interest calculation periods shall be the base interest rate plus the spread specified in the table below. The number of days actually elapsed shall be calculated on a pro-rated basis of 365 days.

Base interest rate	Japanese yen TIBOR	Spread	2.50000% per annum
(Daily pro-rata calculation based on a 365-day year)	Interest period of three months

(b) Base interest rate

The base interest rate refers to the day two business days prior to the first day of the interest calculation period (hereinafter referred to as the “Applicable Interest Rate Determination Date”). Japanese Yen TIBOR published by the Japanese Bankers Association TIBOR Administration (hereinafter referred to as the “JBA TIBOR Administration”) at 11:00 a.m. Tokyo time or at 11:00 a.m. as close as possible to 11:00 a.m.

(Telerate17097 page or this succession page), the interest rate corresponding to the interest rate period specified in (1). Provided, however, that if such interest rate is not announced for any reason, the base interest rate shall be the 3-month yen funds forward offered rate in the Tokyo interbank market on the applicable interest rate determination date. If the base interest rate is below 0%, the base interest rate shall be deemed to be 0%.

(c) Prohibition of change to non-floating interest rate

The Borrowing shall not be changed to a non-floating rate certificate loan prior to the repayment date.

(d) Interest Calculation Period

The interest calculation period refers to the period from the borrowing date or the previous interest payment date to the day before the interest payment date.

(e) Interest Payment Method

On the day following the last day of each interest calculation period, the interest from the first day to the last day of the interest calculation period is paid.

(f) Damages

In the event that the repayment of the principal and interest is delayed, damages of 14% per annum (calculated on the basis of 365 days per annum) shall be paid for the delayed principal.

(g) Method of payment of costs and expenses

Notwithstanding the deposit provisions, the Bank may automatically withdraw the stamp charges, fees, registration fees and any other costs incurred in connection with this Agreement from the Bank account for repayment on the date prescribed by the Bank without a written request for refund.

Article 2 (Combined Use of Promissory Notes)

(1)	In order to ensure the repayment of the borrowings set forth in the preceding Article, if the Debtor draws a promissory note with a payment date designated by the Bank and delivers it to the Bank, the remaining amount of the borrowings shall be renewed and continued as the amount of the promissory note until the final repayment date, with the date designated by the Bank as the payment date.

(2)	In the case of the preceding paragraph, the Bank may make a claim by means of either a draft or a loan receivable.

Article 3 (Automatic Withdrawal of Principal and Interest)

(1)	For the repayment of the principal and interest, the amount equivalent to the principal and interest of each installment shall be deposited in an account for repayment by the due date of each installment. On the repayment date, the Bank will apply the amount to the repayment of this debt by means of an automatic withdrawal without using a passbook, a written request for repayment or a check. In the event of a delayed deposit, the Bank shall be entitled to the same treatment.

(2)	Damages may also be automatically deducted in accordance with the preceding paragraph.

(3)	If the balance of the account for repayment is less than the amount of principal and interest repayment (including damages) on each repayment date, partial withdrawal shall not be made.

Article 4 (Early Repayment)

(1)	In the event that the Bank advances the loan under this Agreement and refinances the loan before the due date, the Debtor shall apply for an early repayment at least seven (7) days prior to the early repayment date and obtain the approval of the Bank.

(2)	In the case of making a partial early repayment, the Debtor will continue to repay the loan in accordance with Article 1, and advance the final repayment date or reduce the amount of each repayment without changing the final repayment date.

(3)	Any accrued interest on the outstanding principal at the time of early repayment shall be paid on the date of the early repayment.

(4)	In the case of an early repayment, the early repayment fee prescribed by the Bank shall be paid to the Bank.

Article 5 (Assignment of Claims)

(1)	The Bank may transfer all or part of the loan claims under this Agreement to other financial institutions, etc. (including trusts. The same shall apply hereinafter) in the future. In this case, the notice from the Bank to the Debtor may be omitted. However, even if the claim of the Bank against the Debtor is transferred to another financial institution, etc., the Debtor may repay the entire amount of the debt to the Bank by the method prescribed in Article 1 (Borrowing Terms) of this Agreement and the Bank shall transfer it to those financial institutions, etc. in accordance with the amount of assigned receivables. In addition, the Bank may demand that the Debtor pay the entire amount of the debt. The Debtor confirms that the provisions of the Banking Transaction Agreement entered into by the Debtor and the Bank will continue to apply even after the assignment of the claim.

(2)	With respect to the receivables transferred by the Bank under the preceding paragraph, the Debtor agrees that the Bank undertakes the procedures for the management and collection of the receivables under this Agreement as an agent of the transferee while the Bank has been delegated with the transferee.

Article 6 (Bearing of Costs)

The Debtor shall bear all costs and expenses in connection with this Certificate, the execution of the Certificate and the disposition of the Security Interests under Article 7, and any other costs and expenses in connection with this Agreement.

Article 7 (Creation of Notarized Deeds)

Upon your request, the Debtor or Guarantors shall immediately take the necessary procedures to create a notarial deed acknowledging the compulsory execution of the debt under this agreement.

Article 8 (Guarantee)

(1)	The Guarantor shall be entrusted by the Debtor to undertake guarantee obligations jointly and severally with the Debtor with respect to all debts incurred by the Debtor under this Agreement, and the performance of such obligations shall be subject to the provisions of the Banking Transaction Agreement concluded separately between the Debtor and the Bank, as well as to this Agreement.

(2)	The Guarantor shall not refuse to perform the guarantee obligation with deposits or other claims of the Debtor against the Bank.

(3)	The Guarantor does not claim any indemnification even if the Bank changes or cancels the security or other guarantee for its convenience.

(4)	In the event that the Guarantor performs this guarantee obligation, the rights acquired from the Bank by subrogation will not be exercised during the continuance of the transaction between the Debtor and the Bank without the Bank’s consent. If requested by the Bank, the Gurantor will assign the right or rank to the Bank free of charge.

(5)	If the Guarantor provides any other guarantee for the transaction between the Debtor and the Bank, such guarantee shall not be changed by this guarantee agreement. If the Guarantor provides any other guarantee with a limited amount, the amount of such guarantee shall be added to the limited amount of such guarantee. The same shall apply if the Guarantor provides any other guarantee in the future with respect to the transaction between the Debtor and the Bank.

(6)	The Debtor and the Guarantor agree that any request for performance against one of the Guarantors (including the person who assumed the obligation of joint and several and the general successor) shall be effective against the Debtor and the other Guarantors.

(7)	At the request of the Guarantor, the Bank shall, without delay, provide information on (I) whether the principal of the principal debt, interest, penalties, damages and all other matters secondary to the debt are in default, (ii) the remaining amount thereof and (iii) the portion thereof that is due and payable, and the Debtor agrees to such information provided by the Bank.

(8)	The Guarantor shall promptly notify the Bank of any change of address, etc., and in the event that any request, notice, etc. of the Guarantor has been delayed or has not arrived from the Bank for reasons attributable to the Guarantor such as failure to make such notification, the Guarantor shall be deemed to have arrived at the time when it should normally have arrived.

Article 9 (Third-party Repayment)

If the guarantee obligation of the Guarantor becomes invalid, cancelled, or ceases to be effective for any other reason, the Debtor shall, upon request by the Bank, lose the benefit of time with respect to the obligation for which the guarantee to the Bank has ceased to be effective and shall immediately pay the obligation.

Article 10 (Provision of Information by Debtor)

(1)	If the Guarantor is an individual, the Guarantor confirms that the Guarantor has received information from the Debtor with respect to the following matters, and the Debtor confirms that the Debtor has provided the Guarantor with the same information as that provided to the Bank with respect to the following matters:

(a)	Status of the Debtor’s assets, income and expenditure

(b)	Presence or absence of obligations borne by the Debtor other than the debt under this Agreement, the amount thereof, and the status of performance

(c)	If the Debtor provides or intends to provide any other security for the debt under this Agreement, a statement to that effect and the details thereof

(2)	The Guarantor shall, if requested by the Bank, submit a copy of the materials at the time of receipt of the information set forth in the preceding paragraph from the Debtor.

Article 11 (Representations and Warranties of Being a Manager)

(1)	If the Guarantor is an individual, the guarantor represents and warrants that, as of the date of this Agreement, the Guarantor falls under any of the following persons set forth in Article 465 (9) of the Civil Code:

(a)	In cases where the principal Debtor is a corporation, its director, executive officer, or any other person equivalent thereto

(b)	In cases where the principal Debtor is a juridical person, the following persons:

(i)	the voting rights of all shareholders of the principal Debtor (excluding the voting rights pertaining to the shares which may not be exercised for all of the matters which may be resolved at the shareholders meeting); Hereinafter the same shall apply in this item) (I) A person who holds the majority of the total number

(ii)	in cases where the majority of the voting rights of all shareholders of the principal Debtor are held by another stock company, a person who holds the majority of the voting rights of all shareholders of such other stock company

(iii)	in cases where the majority of the voting rights of all shareholders of the principal Debtor are held by another stock company or a person who holds the majority of the voting rights of all shareholders of such other stock company, a person who holds the majority of the voting rights of all shareholders of such other stock company

(iv)	in cases where the principal Debtor is a juridical person other than a stock company, a person equivalent to the persons listed in sub-item (a), (b) or (c)

(c)	Principal Debtor (excluding a person who is a juridical person, hereinafter the same shall apply in this item) (iii) A person who engages in business jointly with the principal Debtor or the principal Debtors spouse currently engaged in the business conducted by the principal Debtor

(2)	If the representations or warranties set forth in the preceding paragraph are found to be erroneous or inaccurate, the Guarantor shall compensate for any and all damages, losses, expenses, etc. incurred by the Bank. In this case, the Guarantor shall, at the request of the Bank and at the expense of the Debtor and the Guarantor, send to the Bank a written guarantee agreement with the same contents as this Agreement after indicating its intention to perform the guarantee obligations pursuant to the notarial deed provided for in Article 465, Paragraph 6, Paragraph 1 of the Civil Code.

Article 12 (Guidelines for Management Assurance)

In the event that the Guarantor is an individual, such Guarantor shall, in performing its guarantee obligations under this Agreement, comply with the Guidelines on Management Guarantees (including any amendments thereto after their publication) published by the Guideline Study Group on Management Guarantees (secretariat: the Japanese Bankers Association and the Japan Chamber of Commerce and Industry) on December 5, 2013. The scope of the value of the liability property shall be limited to the amount equivalent to the assets of the guarantor as of the reference date for the evaluation of the property, and the amount equivalent to the income of the Guarantor arising on or after such date shall not be included (hereinafter referred to as the “Application for Limitation of Liability”). The Bank of Japan will respond to this request in good faith. If the Guarantor makes an application for limitation of liability to the Bank, the Guarantor shall state and guarantee the status of the Guarantor’s assets at the time of performance of the guarantee, and shall obtain confirmation of the appropriateness from an expert who supports the arrangement of the Guarantor’s obligations. If there is a difference between the contents of the statement and the guarantee and the actual status of the assets, the Guarantor shall promise that the amount of the guarantee obligations based on the lending practices will be restored.

Article 13 (Other Special Provisions)

(1)	If the Debtor acquires or invest in assets (real estate, securities, etc.) of more than 50 million yen, the Debtor shall report it to the Bank before such an acquisition or investment in writing. Provided, however, that this shall not apply to the acquisition of real property temporarily held by the Debtor for sale.

(2)	After the end of the fiscal year ended December 31, 2022, the Debtor shall maintain the total amount of the net assets in the non-consolidated balance sheet for each fiscal year at not less than 80% of the total amount of the net assets in the non-consolidated balance sheet as of the end of the fiscal year ended December 31, 2021.

(3)	The Debtor shall not recognize any operating loss or ordinary loss in the non-consolidated profit and loss statement from the end of the fiscal year ended December 2022 to the end of the fiscal year ended December 2025.

Customer Number	Loan Number
41638252	354-283